TechSys, Inc. Makes Strategic Investment in Technology Keiretsu, LLC

Business/Technology Editors

LIVINGSTON,  N.J. -- (BUSINESS  WIRE)--Sept.  5,  2000--TechSys,  Inc.  (NASDAQ:
TKSS), announced today that it has made a strategic investment in privately-held Technology Keiretsu, LLC, a holding company operating such subsidiaries as Alliant Technologies, an Internet and IT consulting firm, and Integrated Cabling Solutions, LLC, a designer and installer of fiber and copper cabling for medium- to large-size companies.

TechSys, Inc. focuses on investing in and acquiring information technology businesses based in emerging markets. While the company's emphasis is mainly on India, Technology Keiretsu is a U.S. concern.

"Technology Keiretsu's impressive growth and cutting-edge capabilities in the IT industry make this a very attractive investment," Steven L. Trenk, President of TechSys, Inc., said. "Joining Technology Keiretsu gives us entree to an elite network of IT companies and professionals around the world. Through this network, we expect to leverage our relationships to attract top-quality clients to our companies, create joint ventures, establish strategic alliances and identify investment opportunities in India."

Bruce Flitcroft, Chief Executive Managing Partner of Technology Keiretsu, said, "This investment represents a strengthening of ties between TechSys and Technology Keiretsu that builds upon the pre-existing relationships between TechSys and Alliant Technologies, one of our subsidiaries. TechSys represents an opportunity for Technology Keiretsu to expand its presence and relationships into India and beyond."

TechSys, Inc. purchased an interest in Technology Keiretsu for shares of TechSys common stock plus cash, according to the agreement. TechSys also has rights to purchase an additional interest in Technology Keiretsu.


About TechSys, Inc.

The Company is focusing on the Information Technology sector, with an emphasis on software services and Internet-based call centers. TechSys is an emerging technology company emphasizing accelerated growth through the consolidation of India-based, IT-oriented companies operating in two high growth sectors, namely, managed software solutions and Web-based call center services.

About Technology Keiretsu

Technology Keiretsu, LLC, is a holding company formed by a group of leading technologists and business analysts for the purpose of creating a network of companies and partnerships which have access to a large network of resources, knowledge and experience.

Alliant Technologies, LLC, is a fast-growing Internet and IT consulting firm leading Fortune 1000 and dotcom companies into eBusiness through innovative, business-driven technology solutions. Alliant specializes in developing applications and the network systems to support them as well as e-commerce software development. With an emphasis on security, multimedia convergence, and high-availablity performance design, Alliant is a leader in cutting edge technologies such as wireless technologies, high-availability systems, VolP, VPN and storage area networks.

Integrated Cabling Solutions, LLC, designs and installs cost-effective fiber and copper cabling for medium- to large-size companies.

This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including the risk factors set forth in the Company's registration statement (No. 333-3194) filed with the Securities and Exchange Commission on March 8, 2000.